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                                                               Exhibit 99.(g)(4)

[LOGO]

                            [STATE STREET LETTERHEAD]

                                                  801 Pennsylvania
                                                  Kansas City, MO 64105
                                                  Telephone (816) 871 4100

February 28, 2000

Ms. Suzy Alpert
Empire Builders Tax Free Bond Fund
Glickenhaus and Company
Six East 43rd Street
New York, NY 10017-4641

Re: Custody Agreement by and between Empire Builder Tax Free Bond Fund and
    Investors Fiduciary Trust Company dated March 17, 1992 and related Funds Transfer Operating Guidelines dated December 5, 1997 and Procedural Agreement with Merrill Lynch Futures, Inc. dated March, 1992


Dear Ms. Alpert:

         As you are aware, we are completing the acquisition process that began in 1995 when State Street purchased Investors Fiduciary Trust Company. The State Street/IFTC combination has been truly beneficial, particularly in the areas of product offerings, technology and customer service. In order to support continued growth and to meet the changing needs of our clients, we will be assigning all IFTC custody and fund accounting contracts to State Street Bank and Trust Company as soon as possible.

         We request your agreement to such assignment and to the assumption of all rights, duties and obligations of the above-referenced contracts by State Street Bank and Trust Company, effective April 1, 2000. Please indicate your company's consent to the assignment and assumption by signing the enclosed copy of this letter and returning it to me in the enclosed pre-addressed envelope.

         Thank you for your prompt response, and please do not hesitate to call me at (816) 871-9440 if I can provide any further information or be of assistance in any way.

Sincerely,

/s/ Robert G. Novellano
------------------------
Robert G. Novellano


APPROVED AND AGREED TO:
Empire Builders Tax Free Bond Fund

By: /s/ Susan Alpert
   ---------------------
   Susan Alpert

Title: --------------------

Date: March 8, 2000